Exhibit 99.3

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Payoneer and FTAC Olympus Acquisition Corporation

Transaction Announcement Webcast

January 31, 2021

Payoneer and FTAC Olympus Acquisition Corporation – Transaction Announcement Webcast, January 31, 2021

C O R P O R A T E  P A R T I C I P A N T S

Alexis Tessier, Senior Vice President, ICR

Betsy Cohen, Chairman of the FinTech Group of SPACS/FTAC Olympus Acquisitions

Scott Galit, Chief Executive Officer, Payoneer

Michael Levine, Chief Financial Officer, Payoneer

P R E S E N T A T I O N

Alexis Tessier

Hi everyone, I’m Alexis Tessier from ICR. I’d like to welcome you to the Payoneer and FTAC Olympus Acquisition Corporation Transaction Announcement Webcast.

Before we get started, I want to remind you that the information discussed today is qualified in its entirety by the Form 8-K that has been filed today by FTAC Olympus Acquisition Corporation and may be accessed on the SEC’s Website including the exhibits thereto.

There is an Investor deck filed with the SEC by FTAC Olympus Acquisition Corporation as an exhibit to that Form 8-K which may be helpful to reference in conjunction with this presentation. The presentation can also be found at payoneer.com under the Investor Section.

Please review the disclaimers and reconciliations to non-GAAP financial information included therein and refer to that as a guide for today’s discussion. Note that we will not be fielding any questions on today’s webcast.

With that, I’d like to turn the call over to Betsy Cohen, Chairman of FTAC Olympus Acquisition Corporation. Betsy, please go ahead.

Betsy Cohen

Hello everyone, and thank you for joining us.

I’m Betsy Cohen, Chairman of the FinTech group of SPACs, including FTAC Olympus.

With me today from FTAC Olympus is CEO Ryan Gilbert, and from Payoneer, CEO Scott Galit and CFO Michael Levine.

Ryan and I are delighted to be partnering with Payoneer for its transition from a private to a public company. As with our prior six SPACs, we searched for a company that is growing at above peer rates, has a large addressable market opportunity, a well-developed platform, and excellent management. Payoneer checked all of the boxes.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Payoneer and FTAC Olympus Acquisition Corporation – Transaction Announcement Webcast, January 31, 2021

For the past 10 years, Payoneer has been growing and enhancing both the tech and the touch of its global payment platform, and providing related services to a worldwide network of SMBs. Today it is at an inflection point of growth with over 100% retention, its volumes are truly recurring.

On Page 6, you can see the pro forma enterprise value of $3.26 billion or 7.6x estimated 2021 revenue, a multiple below public companies in comparable segments. This transaction will provide approximately $563 million in cash to the Company to support further enhancements to bring further growth.

Management is incented with a performance-based earnout that is both time and share price conditioned.

Now I’ll turn it over to Scott Galit to share with you his excitement about the company he built.

Scott Galit

Thank you so much Betsy.

Payoneer has built a global platform that helps millions of businesses participate in digital commerce, which as we know post-COVID, has massive momentum all over the world, and we have a strong sense of purpose. Our mission is to democratize access to sophisticated financial services for any business of any size from anywhere in the world.

We have built a scaled global business that covers the whole world. From San Francisco to Shanghai to Sydney, and many places in between, we help millions of Marketplaces, Enterprises and small businesses from more than 190 countries, who in 2020 transacted more than $44 billion and generated over $345 million in revenues. The scale is obvious.

Digital Commerce is big, growing fast and due to COVID is actually accelerating digital trends globally. We are fortunate to have always focused on digital commerce, and we’re very well positioned to enable its growth and benefit from these digitalization trends.

Let’s take a closer look at some of the forces at work shaping our world and market opportunity.

Since our founding 15 years ago, we have been focused on how technology is transforming commerce, bringing down borders and connecting the whole world together. Accelerating cross-border activity of all types; communication, content consumption, and commerce and technology is shrinking the gap between talent and market. Now it’s possible for anyone, anywhere to participate in global commerce. It doesn’t matter whether it’s a good you can produce, a service you can provide, code you can write, content you can create.

There is now a path to market and a path to global opportunity for billions of people in emerging markets around the world that not long ago had no real access to the rest of the world. Marketplaces and platforms are key enablers and beneficiaries. They are new matchmakers in the digital world, bringing together large numbers of buyers and sellers, producers and consumers into their ecosystems, in many cases becoming very large and very global.

While all this digitalization is changing how commerce happens all over the world, B2B payments are still dependent on the same old legacy ways of moving money around the world; wires and checks, which are analog, cumbersome, expensive and hard to access and manage. And we have heard from our customers around the world that these new types of commerce they can pursue require new financial services.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Payoneer and FTAC Olympus Acquisition Corporation – Transaction Announcement Webcast, January 31, 2021

At Payoneer, we have built a new global platform that connects the world together, making it possible for the largest digital business in the most developed market to the smallest digital business in the most remote emerging market, to connect through Payoneer. One of the biggest changes to this opportunity is in emerging markets – 78% of the world’s internet population is outside of North America and Europe, all of which is driving huge growth in cross-border commerce, which is expected to continue to grow faster than digital commerce overall.

From the beginning, Payoneer has inserted itself in the middle of Digital Commerce Networks: connecting marketplaces, small businesses, buyers, suppliers, banks and more and accelerating digital commerce for all of them, and the market is absolutely massive and growing quickly.

We have built an amazing platform over the past 15 years. It was very hard to build and it’s even harder to replicate. There are powerful network effects in our business, we connect together marketplaces and sellers, buyers and suppliers. The core value proposition, even from the beginning, was our global coverage and connectivity with localized capabilities, connect once to Payoneer, and get the whole world.

We have a robust compliance, risk and regulatory infrastructure. We are a high tech, high touch business, with a scaled platform with modern APIs, mobile and machine learning infrastructure, a broad product suite and also a global team that works closely and locally with customers around the world, all focused on helping our customers grow. All of this is built on a trusted recognized global brand, which is what connects it all together. We do not sell infrastructure, but we serve our customers around the world from a unique scaled proven platform that we have built piece-by-piece, step-by-step supporting our customers.

We have network effects all over our business; marketplaces and millions of SMBs, buyers and suppliers, banks and digital businesses and to name just a few. It actually creates unique value for our customers to be part of our network whether it be a marketplace, small business, bank, or a partner.

Let me give an example of network effects. Our first major marketplace was a freelance marketplace that needed to pay programmers, and Payoneer helped them cover the whole world. Once those freelancers started to use Payoneer, they started to ask Payoneer if we could help them get paid by the other marketplaces they were selling on, and they started asking those marketplaces if the marketplaces could add Payoneer to their platforms.

And on and on this has gone over the years creating a unique network of participants that are interconnected and intertwined on our platform, and we actually cultivate network effects with our services. For example, a buyer and a supplier can invite each other to join our platform and once both are on our platform they can pay each other in near-real-time anywhere in the world through Payoneer.

The Payoneer network offers truly differentiated value for marketplaces and marketplace sellers. Payoneer small business customers generate 200% higher volume retention than sellers on the same marketplace getting paid into their bank accounts. All of this contributes to low-cost customer acquisition for Payoneer and actually enables more commerce to happen more efficiently for our customers. We have the opportunity to generate revenues from both sides of our networks.

One of the most exciting things we do is make global commerce local. We connect over 190 countries on our platform. We supported over 7,000 unique trade corridors last year, really connecting the whole world.

Making it possible for a seller to be local wherever their buyers are and the buyers to pay locally even when they are doing business globally. This actually reduces friction and accelerates commerce.

All of this is built on a strong foundation. It’s hard to bring all this together. We’ve built several key pillars that underpin everything we do for our customers. Like our global banking infrastructure with more than 80 banks and payments partners giving us local clearing and redundancy in over 100 countries, all operated by our Smart Routing Platform. We are regulated in key markets around the world and a licensed Mastercard issuer.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Payoneer and FTAC Olympus Acquisition Corporation – Transaction Announcement Webcast, January 31, 2021

We have a compliance infrastructure that enables us to manage more than 300,000 applications on a monthly basis from over 190 countries. This is not trivial. We literally win deals from certain marketplaces because they need us to perform KYC on the small businesses they are onboarding. Data is a huge asset. One of the benefits an industry leader has is access to more data that can be leveraged for unique insights to help their customers and help their business. Our unique data and machine learning infrastructure enables us to assess lifetime value, manage risk and underwrite customers for working capital, all of which brings us even more data.

We build on that foundation a growing set of services for our customers large and small. Making it possible for them to pay and get paid globally as easily as locally. Managing the whole world through a single global multi-currency account, and accessing a broad suite of tools they need in order to grow, like cards to pay their suppliers, Green Channel which connects them to new sales opportunities, tax solutions and more. We listen carefully to our customers and care deeply about solving for their needs.

Let’s go deeper on a few use cases to give you a better idea of how this works for our customers. We built services to enable marketplaces to pay all their sellers everywhere in the world and to enable any SMB from anywhere in the world to get paid globally. Marketplaces with global sellers face challenges figuring out how to onboard international sellers, manage risk and make payments all over the world. Marketplaces connect to our Mass Payouts API and get the whole world – one integration, one partner, one local payment to Payoneer and many payment methods around the world.

Most of the volume we handle for marketplaces stays within the Payoneer network with payments going from the marketplace in essentially real-time to small businesses that are Payoneer customers around the world.

Those SMBs have a global multi-currency Payoneer account. Historically it has been very difficult for a small business owner to access any of these types of services, let alone all of them, without having to pull together many service providers. Payoneer gives SMBs one account to cover the world, providing them with access to marketplace payments, B2B payments, currencies and countries, access to working capital, virtual cards and more, all available to SMBs globally with just one financial relationship with Payoneer.

While the marketplace business is substantial and still has huge growth potential, our customers have told us they need more. They see opportunities all over the world and they need help. In many cases, they don’t have any other financial partner that can help them. Can you imagine walking into your local bank even in the United States and asking them how they can help you sell in Asia? Now think how hard that would be for an SMB in an emerging market. That’s why our customers keep coming back to us for more, like our B2B accounts payable and accounts receivable services, which we call B2B. Every year customers from over 150 countries pay their suppliers from over 190 countries through Payoneer.

We enable our customers to create and send invoices, pay and get paid through a wide range of local and global payment methods at low cost, all geared towards B2B. B2B AP/AR is foundational to B2B trade and a huge market representing trillions of dollars a year of annual volume, and is a core part of our strategy to make global commerce local. With B2B AP/AR we have proven our ability to drive scale growth from new services on our platform and extend our network effects as more buyers bring more sellers and more sellers bring more buyers to Payoneer.

You can see in 2020 our growth accelerated even as we scaled, with volume growth over 140% as we effectively drove B2B services through our sales teams, established partnerships and improved our customer experience. We have leveraged our global banking infrastructure, customer base, brands, network effects and sales teams around the world to cross-sell B2B AP/AR to existing customers and also opened up a whole new set of customers for us to serve. We believe B2B AP/AR will be a material driver of growth for us for years to come.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Payoneer and FTAC Olympus Acquisition Corporation – Transaction Announcement Webcast, January 31, 2021

We’ve recently introduced some new services for customers. We’ve built a working capital platform based on machine learning models that combines our own proprietary data with data from partners to assess customer risk. We have already supported hundreds of millions of dollars of working capital at low loss rates for our customers. The World Bank estimated there is $3 trillion of unmet Working Capital need for small businesses in emerging markets alone.

Our new merchant services business was catalyzed by the acquisition in early 2020 of optile, a German payment technology innovator. We offer a next-generation payment platform that puts merchants in full control of their global payments, connecting across and harmonizing payment providers, payment methods, risk services and more in a unified platform that optimizes the world for them. B2B, working capital and merchant services are all huge opportunities and major investments for us. These are valuable services for existing customers, to help address their biggest challenges and capitalize on their most meaningful opportunities, and also opening up opportunities for Payoneer to serve new target customers.

Our platform comes to life through our customers. Let’s look at a couple of case studies. We work with a large fast-growing eCommerce marketplace based in the United States. Even from the beginning we didn’t just provide payment services. We supported the collection and management of tax compliance documentation, and we provided compliance services to ensure they were onboarding SMBs that had been verified. We regularly grow with and solve problems for our customers.

In 2020 we added support for their marketplace in Mexico, and in 2021 we have many opportunities, some of which we are already exploring, including working capital collaboration for their small businesses, Green Channel, where we are helping them identify and onboard small businesses that bring specific types of goods as well as Risk Services and Merchant Services opportunities.

Let’s look at one of our larger SMB customers based in Hong Kong. They generate over $100 million in annual volume, and have grown more than 50% annually. They sell on several well-known marketplaces including Amazon, eBay and Wish and also Lazada and Shopee in Southeast Asia. We have supported them for years with Global Marketplace Payments, and also getting paid by their B2B trading partners and our Global Multicurrency Account. Through our Tax Solutions they pay their VAT in Europe.

In 2020 we expanded our relationship by provided working capital to help them invest in growth and Green Channel to match them with opportunities to expand to some new countries in Europe like Poland.

In 2021 we have multiple new opportunities to upsell, including merchant services for SMBs, which will launch in 2021, our new Digital Purchasing Card and paying suppliers. Through these efforts and the overall growth in the market we have opportunities to continue to grow with our customers at double-digit growth rates well into the future.

All of this comes together to help explain why we win. We were built for this, the modern interconnected global digital economy, and our cumulative advantages are meaningful. Our global brand with presence across 190 countries; our broad ecosystem of more than 5 million small businesses, marketplaces and partners with powerful network effects; our leading infrastructure and product platform built over 15 years; our deep risk management and compliance expertise. These are all delivering an extensible, scalable business model which enables us to compete effectively in a very broad diffuse ecosystem.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Payoneer and FTAC Olympus Acquisition Corporation – Transaction Announcement Webcast, January 31, 2021

The primary way B2B payments move around the world today are wires and checks, which represent tens of trillions of dollars of payments annually. Checks and wires are typically provided by banks, and we believe we have created a better way for businesses to transact globally. In much the way global digital payment providers are localizing digital consumer payments where their buyers are, we are doing the same for B2B. We also see niche players that focus on either specific countries or specific vertical markets, looking to provide services to either enterprises or small business, though rarely both.

We also want to give you a sense for our brand and how we go to market. I think of the Payoneer brand as the glue that connects the whole world of Payoneer together, and while Payoneer isn’t a household name, we have built a meaningful brand. It stands for empowerment and connection and our customers understand our goal is to help them grow and succeed.

We’re one of the top 1,000 most trafficked web sites in the world according to Alexa. We get 300,000 applications a month, most of which come to Payoneer either organically to payoneer.com or through referrals and partners. We host events all over the world to engage marketplaces, partners, SMBs, to connect them together, to help create new opportunities to learn and grow. We just had an event in Vietnam with more than 1,000 attendees, even in COVID. These can be all day events, with partners and speakers from all over the world, all focused on growing business together.

As a global platform we have many integrated partners including integrations with accounting software and ERP providers, logistics companies, Payoneer for Banks partners, mobile wallets and more. These partners work together with us to drive new customers and improve customer experience. For example, GCash in the Philippines, a Payoneer for Banks partner that has integrated the Payoneer global multicurrency account into their mobile wallet to enable SMBs in the Philippines to get real-time access to their global funds directly in their GCash account. And Alibaba, where we partner with their sourcing platform in China, which enables our shared customers the ability to source directly from Alibaba using their Payoneer account.

All of these powerful brand and network effects translate into a low-cost of customer acquisition and accelerating new customer growth. We have grown our new customer additions by 7x over the past several years and our volume cohorts tell a great story. As we add layer after layer of new customer cohorts, each one larger than the one before, and you can see how even our old cohorts have stability and growth.

Our unit economics are very attractive with annual net volume retention over 100% and payback period of less than 12 months. Our brand and network deliver tangible financial benefits. And what’s most exciting is that we are just getting started, just scratching the surface of the opportunity to support digital commerce all over the world.

We have an exciting growth strategy with multiple drivers of growth for the long term.

First, we are going to leverage our strong market momentum and scale. We expect marketplace ecosystems to continue to grow strongly. We think we are still in the early days of marketplace commerce, which is estimated to already be 57% of eCommerce overall, it is global and growing and we have a strong market position with both marketplaces and marketplace sellers. Our B2B services accelerated at scale in 2020 and we see big opportunities to continue to grow this at a rapid rate for years to come. It’s now big enough that it starts to contribute to our overall growth rate. It has also proven out our ability to upsell our customers and drive scale from new services.

We also see big opportunities to expand our ecosystem. As a global platform we are engaging with a huge range of integrated partners, banks, mobile wallets, SaaS providers and much more. Our Payoneer for Banks platform has many exciting opportunities and we believe this will drive increasing value for our customers and for Payoneer and reinforce the network effects in our business.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Payoneer and FTAC Olympus Acquisition Corporation – Transaction Announcement Webcast, January 31, 2021

Third, we are actively investing in new services. Merchant services, working capital and our Digital Purchasing Card platforms are huge market opportunities and we have meaningful structural advantages with our relationships, data and global footprint. These will not be material contributors to growth in the near term, in fact they will consume investment, but over the medium to long term we see big opportunities to accelerate growth and drive scale contributions on these new services as we upsell existing customers and expand our ability to serve new customers. To do so, we’re making big investments in our technology and product teams and global infrastructure as we continue to position ourselves for additional future opportunities around the world.

Which takes us to our M&A strategy – the fourth component of our growth strategy. In 2020, we acquired optile to catalyze the launch of our merchant services business. This was a very strategic acquisition. We went on a global search for a specific type of company and optile was the best target we found and a great fit culturally. We see many opportunities to accelerate our ability to deliver more value to existing and new customers in more places by expanding our M&A efforts going forward. We hired a new Chief Strategy Officer in 2020 who will lead this effort. We see almost unlimited opportunities to expand our capabilities in eCommerce enablement, B2B payments, working capital and global merchant services to name just a few.

We’re excited about our future. We believe we are uniquely positioned to accelerate the growth of digital commerce all over the world for years to come and deliver compelling financial results. Michael will now talk to you about the strong business model that comes with this exciting opportunity.

Michael Levine

Thank you Scott.

As Scott mentioned, we have a unique platform with attractive customer acquisition metrics, products and solutions that leverage a global footprint and infrastructure that took 15 plus years to build. We also have flywheel and network effects that are driven by our global reach across many of the world’s leading marketplaces and platforms, which bring us more customers who in turn transact business with other customers.

Our financial model mirrors that uniqueness. Because we often sit in the center of a two-sided network as an intermediary, we have the opportunity to earn fees on the way in, earn fees on the way out, and offer additional value-added services along the way. Our goal is to solve our customers’ pain points. We aim to drive customers and volume onto our platform, and once on the platform we create utility through additional products and services. This utility enables growth for our existing customers, and also generates new customer acquisition, greater customer stickiness and revenue retention. Eventually, when funds leave the platform is when we will make the majority of our revenue.

When you look deep into the components of the business, you’ll see that there is a very consistent and strong core growth engine that allows us to invest in our platform and product suite so that we can grow with our customers and support their expanding needs.

Volume growth is a key driver to our success. As our customers grow, we grow. This growth is driven by secular trends in eCommerce and other verticals, customer acquisition and product expansion. In 2020, our volumes grew 53% over 2019, fueled during the pandemic by a shift to digital commerce. This secular trend will allow us to continue our strong track record of volume growth with a forecasted 38% CAGR through 2022. That continuous volume growth drives continued revenue growth.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Payoneer and FTAC Olympus Acquisition Corporation – Transaction Announcement Webcast, January 31, 2021

As you can see, we forecast 25% revenue growth in 2021 and 2022. That growth is driven by the performance of our existing core business and is amplified by the addition of new marketplaces, product enhancements and traction in new business lines that are already here and growing, with a clear trajectory. Note that our growth in 2020, when normalized by adjusting for the COVID-impact on travel, as well as interest income, was 31% compared to the reported number of 9%. Our net volume retention of greater than 100% illustrates the strong recurring nature of our business and supports sustainable long-term revenue growth.

Our revenue model is generally driven on an ad valorem basis. So, the majority of our revenues is measured as a percentage of our volume, we call that our take rate. Our blended take rate is a composite of our different businesses and products that vary across customer demographics and geographies and can change over time. We manage our blended take rate to drive higher margins and more favorable customer mix shifts which allow us to sustain strong overall revenue growth rates while maintaining attractive transaction profit margins.

By leveraging our global scale, we have demonstrated an ability to reduce our underlying transaction costs. When we subtract our transaction costs from revenues, we are left with what we refer to as transaction profit. Transaction profit margin, which is transaction profit, as a percent of revenues, has increased over the last several years as we managed our blended take-rate, and we expect to achieve 72% transaction profit margins in 2021 and 2022. This forecasted transaction profit margin applied to growing revenues will result in growing transaction profit that will increase 25% this year as well as next year. When normalizing 2020, by adjusting for the COVID-impact on travel, as well as interest income, we saw 2020 transaction profit growth of 37% over 2019.

When we adjust for the impact of the pandemic by excluding certain travel marketplaces, our 2020 volume growth rate increased from 53% to 67%. This demonstrates the diversification and strength of our core business as we benefit from the growth of eCommerce and the acceleration of digitalization in other verticals. The change in the blended take rate in 2020 was a result of a number of drivers including travel, interest income, product and customer mix shifts, and other factors including pricing investments in certain verticals and geographies. In 2020, we were able to reset our pricing such that some of the major investments are behind us and we can manage future investments at a slower pace. The 31% growth in adjusted revenues reflects a strong core growth engine that we believe can support 25% topline growth in the near term.

As our business continues to grow and our investments reach scale, we believe we will be able to reach a sustainable 20% plus revenue growth and 20% plus EBITDA margin. This transaction with FTAC Olympus will support that growth both with capital to invest in our business expansion as well as dry powder for future organic and inorganic investments, and this in turn will support our global brand and enhance our reputation as a valued commerce enabler and major global financial platform. Now let me turn it back to Scott.

Scott Galit

We’re very excited about our business. We have built a leading global network that has become indispensable to how the digital world does business. We have a massive addressable market with strong tailwinds from the continued growth of digital commerce and cross-border B2B. We have a robust global platform, brand, product suite and network effects that create sustainable competitive advantage. We have compelling unit economics and a strong business model with a multi-pronged growth strategy that builds on our accelerating momentum to deliver growth for many years to come. All led by a proven team with a demonstrated ability to drive growth, manage risk and deliver shareholder value. Thank you.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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